THE COSMOPOLITAN AT MEARS PARK, LLC
                             FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                                     AND
     FOR THE PERIOD MARCH 15, 1996 (INCEPTION) THROUGH DECEMBER 31, 1996

                     THE COSMOPOLITAN AT MEARS PARK, LLC
                             FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                                     AND
     FOR THE PERIOD MARCH 15, 1996 (INCEPTION) THROUGH DECEMBER 31, 1996


                              Table of Contents



                                                                          Page

Independent Auditors' Report                                              F-21

Balance Sheets as of December 31, 1998 and 1997                           F-22

Statements  of Operations  for the Years Ended  December 31,
1998 and 1997 and for the Period March 15, 1996 (Inception)
through December 31, 1996                                                 F-23

Statements  of Changes in Members'  Equity  (Deficit)  for the
Years Ended December 31, 1998 and 1997 and for the Period  March 15,
1996  (Inception)through December 31, 1996                                F-24

Statements  of Cash Flows for the Years Ended  December  31,
1998 and 1997 and the Period March 15, 1996 (Inception) through
December 31, 1996                                                         F-25

Notes to Financial Statements                                             F-27



















                                     F-20
                         INDEPENDENT AUDITORS' REPORT



The Members
The Cosmopolitan at Mears Park, LLC
Boston, Massachusetts


      We have audited the accompanying balance sheets of The Cosmopolitan at Mears Park, LLC (the "Company") as of December 31, 1998 and 1997, and the related statements of operations, changes in members' equity (deficit) and cash flows for the years ended December 31, 1998 and 1997 and for the period March 15, 1996 (inception) through December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Cosmopolitan at Mears Park, LLC as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended and for the period March 15, 1996 (inception) through December 31, 1996 in conformity with generally accepted accounting principles.



Lefkowitz, Garfinkel, Champi & DeRienzo P.C.



Providence, Rhode Island
February 16, 1999











                                     F-21
                     THE COSMOPOLITAN AT MEARS PARK, LLC
                                BALANCE SHEETS
                          DECEMBER 31, 1998 AND 1997


                                    ASSETS
                                                         1998         1997
                                                         ----------   ----------

Investment in real estate:
   Land                                                 $1,009,000    $1,009,000
   Building and improvements                             6,215,517     6,194,821
   Furniture and equipment                                 226,060       207,476
                                                         ----------   ----------
                                                         7,450,577     7,411,297
      Less accumulated depreciation                        644,376       407,054
                                                         ----------   ----------
                                                         6,806,201     7,004,243

Cash                                                        58,439        51,763
Cash equivalent, security deposits                          82,275        21,069
Real estate tax escrow                                      94,279        56,557
Replacement reserve                                         43,023        38,641
Rent receivable                                              1,949         1,775
Prepaid expenses                                            20,080        17,563
Deferred financing fees, less accumulated amortization
   (1998, $91,697; 1997, $58,349)                          141,700       175,048
                                                         ----------   ----------
                                                        $7,247,946    $7,366,659
                                                        ==========    ==========

                               LIABILITIES AND MEMBERS' EQUITY
Liabilities:
   Mortgage note payable                                $6,779,916    $6,868,764
   Accounts payable and accrued expenses                   102,821        61,499
   Accrued interest                                         51,640        52,317
   Security deposits                                       110,630       103,955
                                                        ----------    ----------
   Total liabilities                                     7,045,007     7,086,535

Commitments (Notes 4 and 5)

Members' equity                                            202,939       280,124
                                                        ----------    ----------

                                                        $7,247,946    $7,366,659
                                                        ==========    ==========












  The accompanying notes are an integral part of these financial statements.

                     THE COSMOPOLITAN AT MEARS PARK, LLC
                           STATEMENTS OF OPERATIONS
                FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                                     AND
     FOR THE PERIOD MARCH 15, 1996 (INCEPTION) THROUGH DECEMBER 31, 1996


                                       1998         1997         1996
                                   ----------   ----------   ----------

Revenue:

   Rental income                   $2,464,338   $2,302,138   $1,659,166
   Interest and other income           23,559       26,254       15,637
                                   ----------   ----------   ----------

            Total revenue           2,487,897    2,328,392    1,674,803
                                   ----------   ----------   ----------


Expenses:

   Operating and administrative       272,679      232,858      171,672
   Management fee                      99,507       93,136       66,819
   Repairs and maintenance            224,506      228,972      164,186
   Utilities                          325,242      315,586      237,425
   Real estate taxes                  370,602      332,496      251,926
   Insurance                           32,980       32,590       22,839
   Depreciation and amortization      270,670      267,827      197,576
                                   ----------   ----------   ----------

            Total expenses          1,596,186    1,503,465    1,112,443
                                   ----------   ----------   ----------


Income from operations                891,711      824,927      562,360

Interest expense                      623,467      631,259      497,692
                                   ----------   ----------   ----------

Net income                         $  268,244   $  193,668   $   64,668
                                   ==========   ==========   ==========


















  The accompanying notes are an integral part of these financial statements.

                     THE COSMOPOLITAN AT MEARS PARK, LLC
              STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)
                FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                                     AND
     FOR THE PERIOD MARCH 15, 1996 (INCEPTION) THROUGH DECEMBER 31, 1996


                                                   Historic
                                                 Preservation
                                                  Properties
                                                     1989              Total
                                    Lillian         Limited            Members'
                                    Carney        Partnership          Equity
                                 --------------  ---------------  --------------




Capital contributions             $   650,000       $        -     $   650,000

Distributions                         (61,750)         (98,200)       (159,950)

Net income                             32,334           32,334          64,668
                                 --------------  ---------------  --------------

Balance, December 31, 1996            620,584          (65,866)        554,718

Distributions                        (468,262)               -        (468,262)

Net income                             96,834           96,834         193,668
                                 --------------  ---------------  --------------

Balance, December 31, 1997            249,156           30,968         280,124

Distribution                         (305,717)         (75,000)       (380,717)

Contribution                                -           35,288          35,288

Net income                            134,122          134,122         268,244
                                 --------------  ---------------  --------------

Balance, December 31, 1998        $    77,561      $   125,378     $   202,939
                                 ==============  ===============   ============















  The accompanying notes are an integral part of these financial statements.

                     THE COSMOPOLITAN AT MEARS PARK, LLC
                           STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                                     AND
     FOR THE PERIOD MARCH 15, 1996 (INCEPTION) THROUGH DECEMBER 31, 1996


                                             1998          1997          1996
                                        ------------  ------------  ------------


CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                             $ 268,244    $  193,668    $   64,668
    Adjustments to reconcile net income
     to net cash provided by operating
     activities:
      Depreciation and amortization         270,670       267,827       197,576
      Decrease (increase) in rent
       receivable                              (174)       (1,077)        5,835
      Increase in prepaid expenses           (2,517)       (2,352)      (15,211)
      Increase (decrease) in accounts
       payable and accrued expenses          41,322        (2,548)     (129,496)
      Decrease (increase) in cash
       equivalent, security deposits, net   (54,531)       87,589        (6,981)
      Increase (decrease) in accrued
       interest                                (677)         (618)       52,935
                                        ------------  ------------  ------------

    Net cash provided by operating
     activities                             522,337       542,489       169,326
                                        ------------  ------------  ------------


CASH FLOWS FROM INVESTING ACTIVITIES:
    Funds disbursed for acquisition
    of real estate and property assets
    and liabilities                               -             -      (650,000)
    Purchase of improvements, furniture
    and equipment                           (39,280)      (16,721)     (101,734)
    Decrease (increase) in real estate
    tax escrow and replacement reserve      (42,104)        6,661        66,557
                                        ------------  ------------  ------------
    Net cash used in investing
     activities                             (81,384)      (10,060)     (685,177)
                                        ------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from member contribution        35,288             -       650,000
    Principal payments on mortgage note
     payable                                (88,848)      (81,115)      (50,121)
    Distributions to members               (380,717)     (468,262)     (159,950)
                                        ------------  ------------  ------------
    Net cash provided by (used in)
     financing activities                  (434,277)     (549,377)      439,929
                                        ------------  ------------  ------------

NET INCREASE (DECREASE) IN CASH               6,676       (16,948)      (75,922)

CASH, BEGINNING                              51,763        68,711       144,633
                                        ------------  ------------  ------------
CASH, END OF YEAR                        $   58,439    $   51,763    $   68,711
                                        ============  ============  ============


SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:

    Cash paid for interest               $  624,144    $  631,877    $  444,757
                                        ============  ============  ============




  The accompanying notes are an integral part of these financial statements.

                     THE COSMOPOLITAN AT MEARS PARK, LLC
                     STATEMENTS OF CASH FLOWS (CONTINUED)
                FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                                     AND
     FOR THE PERIOD MARCH 15, 1996 (INCEPTION) THROUGH DECEMBER 31, 1996


NON-CASH INVESTING ACTIVITY:

   On March 15, 1996, Historic Preservation Properties 1989 Limited Partnership contributed the following assets and liabilities to The Cosmopolitan at Mears Park, LLC:

   Land                                                          $   1,009,000
   Building and improvements                                         6,074,104
   Furniture and equipment                                             200,994
   Cash and cash equivalents                                           144,633
   Cash, security deposits                                              94,093
   Real estate tax escrow                                              168,416
   Rent receivable                                                       6,533
   Deferred financing fees                                             233,397
   Mortgage note payable paid by TCAMP on behalf of HPP'89          (7,650,000)
   Accounts payable and accrued expenses                              (184,799)
   Security deposits                                                   (96,371)


Also, on March 15, 1996, The Cosmopolitan at Mears Park, LLC paid the above noted $7,650,000 mortgage note in full with the proceeds of a $7,000,000 mortgage note issued to a lender and $650,000 of cash contributions received from a Member.






















  The accompanying notes are an integral part of these financial statements.

                     THE COSMOPOLITAN AT MEARS PARK, LLC
                        NOTES TO FINANCIAL STATEMENTS
                FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                                     AND
     FOR THE PERIOD MARCH 15, 1996 (INCEPTION) THROUGH DECEMBER 31, 1996


(1)   Organization and Description of Business

      The Cosmopolitan at Mears Park, LLC (TCAMP), a Limited Liability Company, was formed on March 15, 1996, under the Delaware Limited Liability Company Act. The purpose of TCAMP is to engage in investment in, and operation and development of, real estate and interests therein. The members of TCAMP are Historic Preservation Properties 1989 Limited Partnership and Lillian Carney (the Members).

      Effective March 15, 1996, Historic Preservation Properties 1989 Limited Partnership (HPP'89) contributed land, building and improvements and furniture and equipment (Contributed Real Estate), and certain other assets and liabilities to TCAMP for a 50% ownership interest. Concurrently, Lillian Carney contributed $650,000 cash to TCAMP for a 50% ownership interest. Simultaneously, TCAMP issued a $7,000,000 mortgage note, the proceeds of which, along with the $650,000 contributed cash, were used to settle in full HPP'89's mortgage note payable related to the Contributed Real Estate. The fair value of the Contributed Real Estate and other assets contributed by HPP'89 approximated the fair value of liabilities transferred to TCAMP by HPP'89 and the amount paid by TCAMP to settle in full HPP'89's mortgage note payable related to the Contributed Real Estate.

      TCAMP owns a residential apartment complex containing 255 units located at 250 6th Street, St. Paul, Minnesota. During the year ended December 31, 1998, the economic occupancy of TCAMP was 97% (unaudited).

 (2)  Basis of Presentation and Summary of Significant Accounting Policies

      Basis of accounting

      TCAMP's financial statements are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

      Use of estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

      Investment in real estate and depreciation

      Investment in real estate is held for lease. Contributed Real Estate was recorded at fair value and subsequent additions are stated at cost. Depreciation is computed on a straight-line basis over the estimated economic lives of the assets.

      Depreciation expense for the years ended December 31, 1998, 1997 and for the period March 15, 1996 (inception) through December 31, 1996 totaled $ 237,322, $234,485 and $172,569, respectively.




                                     F-27
                     THE COSMOPOLITAN AT MEARS PARK, LLC
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                                     AND
     FOR THE PERIOD MARCH 15, 1996 (INCEPTION) THROUGH DECEMBER 31, 1996


(2) Basis of Presentation and Summary of Significant Accounting Policies (Continued)

      Cash, cash equivalents and concentration of credit risk

      TCAMP considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents at December 31, 1998 and 1997 totaled $81,990 and $21,069, respectively.

      At  December   31,  1998  and  1997,   TCAMP  had  $81,990  and   $20,980,
      respectively, of cash and cash equivalents on deposit in banks in excess of amounts insured by the Federal Deposit Insurance Corporation.

      Deferred financing fees

      Deferred financing fees have been capitalized and are being amortized on a straight-line basis over the term of the mortgage note payable. Amortization expense for the years ended December 31, 1998, 1997 and for the period March 15, 1996 (inception) through December 31, 1996 totaled $33,348, $33,342 and $25,007, respectively.

      Revenue recognition

      Revenue, principally under annual operating leases, is recorded when due. In most cases, management expects that in the normal course of business, leases will be renewed or replaced by other leases.

      Income taxes

      No provision (benefit) for income taxes is reflected in the accompanying financial statements since the Members of TCAMP are required to report their allocable share of net income (loss) on their respective income tax returns.

(3)   Mortgage Note Payable and Escrow Accounts

      TCAMP's mortgage note with the lender bears interest at 9.14% per annum and amortizes over a 25 year schedule. The mortgage note requires monthly payments of principal and interest, real estate tax escrow deposits and replacement reserve deposits of $59,416, $30,884 and $4,250, respectively. The mortgage note matures in March 2003, at which time all unpaid principal and accrued interest is due. The mortgage note is secured by TCAMP's property, rents and assignments of leases.

      At December 31, 1998, annual maturities of the mortgage note for each of the next five years are as follows:
                 Year Ending December 31,         Amount

                           1999                $  97,321
                           2000                  106,599
                           2001                  116,761
                           2002                  127,891
                           2003                6,331,344

                                     F-28
                     THE COSMOPOLITAN AT MEARS PARK, LLC
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                                     AND
     FOR THE PERIOD MARCH 15, 1996 (INCEPTION) THROUGH DECEMBER 31, 1996


(4)   Related Party Transaction and Commitment

      TCAMP entered into a management agreement with Claremont Management Corporation (CMC) to manage the property. The sole shareholder of CMC is related to Lillian Carney. The agreement expires on June 30, 1999 and automatically renews thereafter on an annual basis, unless terminated as provided for in the agreement. The management agreement requires the payment of a management fee equal to the greater of $5,200 monthly or 4% of gross receipts, as defined in the agreement, plus the reimbursement of all CMC's costs of providing these services. Management fees under the management agreement totaled $99,507, $93,136 and $66,819, respectively, for the years ended December 31, 1998, 1997 and the period March 15, 1996 (inception) through December 31, 1996. Expense reimbursements to CMC for the years ended December 31, 1998, 1997 and the period March 15, 1996 (inception) through December 31, 1996 totaled $282,412, $264,484 and $208,820, respectively.

      During the period March 15, 1996 (inception) through December 31, 1996, TCAMP paid $8,744 in construction management fees to First Claremont Corporation, an affiliate of CMC.

(5)   Liability of Members and Distributions of Cash

      The liability of the Members for losses, debts and obligations of TCAMP is limited to their capital contributions, except under applicable law Members may, under certain circumstances, be liable to TCAMP to the extent of previous distributions received by the Members in the event TCAMP does not have sufficient assets to discharge its liabilities.

      Distributions by TCAMP to the Members at the end of each fiscal year, or at such time as determined by the Board of Managers, are as follows:

      (i) First, to Lillian Carney in payment of any current or accrued portion of the 12% preferred return on her unreturned original capital contribution;

      (ii) Second, to HPP'89, as the Preferred Return, in an amount when added to all other cash available to HPP'89 from its operations or any other source equals $140,000;

(iii) Third, to Lillian Carney in payment of any unpaid principal portion of Lillian Carney's original capital contribution;

      (iv) Fourth, to the payment of any principal or interest due with respect to any loans from Members, with any such payments to be applied first to accrued but unpaid interest and then to principal; and

(iv) Fifth, the balance, if any, to the Members in accordance with their respective percentage interests (50% HPP'89 and 50% Lillian Carney).

      To the extent that HPP'89 accumulated from whatever sources operating reserve amounts greater than $140,000 at the end of any fiscal year, HPP'89 was required to contribute such excess within thirty days of the end of such fiscal year to TCAMP as additional capital contributions to be distributed by TCAMP to Lillian Carney as a return of the outstanding portion of her original capital contribution until her original capital contribution was reduced to zero.

                                     F-29
                     THE COSMOPOLITAN AT MEARS PARK, LLC
                  NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                                     AND
     FOR THE PERIOD MARCH 15, 1996 (INCEPTION) THROUGH DECEMBER 31, 1996


(5)   Liability of Members and Distributions of Cash (Continued)

      Distributions to Lillian Carney for the years ended December 31, 1998, 1997 and for the period March 15, 1996 to December 31, 1996 include a 12% preferred return of $6,944, $42,035 and $61,750, respectively. Distributions to Lillian Carney for the years ended December 31, 1998 and 1997 also include a return of $223,773 and $426,227 of her original capital contribution. On February 27, 1998, HPP'89 contributed to TCAMP an additional $35,288 representing operating reserves in excess of $140,000 as of December 31, 1997. The funds were then distributed to Lillian Carney by TCAMP as a return of her original capital contribution. On May 18, 1998, TCAMP had returned the total outstanding portion of Lillian Carney's original $650,000 capital contribution. For the remainder of 1998, TCAMP also distributed $75,000 each to HPP'89 and Lillian Carney.

(6)   Fair Value of Financial Instruments

      At December 31, 1998 and 1997, the carrying amounts of cash, cash equivalent security deposits, real estate tax escrow, replacement reserve, rent receivable, prepaid expenses, accounts payable and accrued expenses, accrued interest and security deposits approximate their fair values due to their short maturities. The fair value of the mortgage note payable at December 31, 1998 and 1997 approximates its carrying amount based on interest rates available to TCAMP for similar financing arrangements. All financial instruments are held for non-trading purposes.




























                                     F-30